UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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F5 NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FISCAL YEAR 2010 ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
BOARD OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION FOR FISCAL 2010
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF ONE CLASS I AND TWO CLASS III DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.
PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED DISCLOSURES
PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR 2011
HOUSEHOLDING OF PROXY MATERIALS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 14, 2011

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

The annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year 2010 will be held on March 14, 2011 at 11:00 a.m. Pacific Time at F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect one Class I director to hold office until the annual meeting of shareholders for fiscal year 2011 and two Class III directors to hold office until the annual meeting of shareholders for fiscal year 2013 and until their successors are elected and qualified;

2. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

3. to consider an advisory vote on compensation of our named executive officers;

4. to consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and

5. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 7, 2011 are entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Jeffrey A. Christianson
Secretary

Seattle, Washington
January 26, 2011

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, please promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting and are a registered shareholder, or have obtained a “Legal Proxy” from your broker, you will be able to vote in person, even if you have previously submitted your proxy. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

Important Notice Regarding the Availability of Proxy Materials for
the Company’s Annual Meeting of Shareholders on March 14, 2011.

The F5 Networks, Inc. Proxy Statement and 2010 Annual Report to Shareholders are available online at
www.proxyvote.com and www.f5.com/about/investor-relations/corporate-governance.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

www.proxyvote.com	1-800-690-6903 via touch tone

24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 13, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 13, 2011. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated since a majority of the shares of Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

Please note that brokers may no longer vote your shares on the election of directors or on the advisory votes on compensation in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

F5 NETWORKS, INC.
401 Elliott Avenue West
Seattle, Washington 98119

PROXY STATEMENT
FISCAL YEAR 2010 ANNUAL MEETING OF SHAREHOLDERS

F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on March 14, 2011, at 11:00 a.m., Pacific Time, and at any adjournments thereof (the “Annual Meeting”). As used herein, “we,” “us,” “our,” “F5” or the “Company” refers to F5 Networks, Inc., a Washington corporation. These materials are being mailed to shareholders on or about January 26, 2011. The Company’s principal executive offices are located at 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving these materials?

You are receiving these materials because you are a shareholder of the Company as of the close of business on January 7, 2011 (the “Record Date”) and are entitled to receive notice of the 2010 Annual Meeting and to vote on matters that will be presented at the meeting. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

Where and when is the Annual Meeting being held?

The Annual Meeting is being held on March 14, 2011, at 11:00 a.m., Pacific Time, at the offices of F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119.

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1. To elect one Class I director to hold office until the annual meeting of shareholders for fiscal year 2011 and two Class III directors to hold office until the annual meeting of shareholders for fiscal year 2013 and until their successors are elected and qualified;

•	Proposal 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

•	Proposal 3. To hold an advisory vote on compensation of our named executive officers;

•	Proposal 4. To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and

•	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of John Chapple as a Class I director to hold office until the annual meeting of shareholders for fiscal year 2011 and the re-election of A. Gary Ames and Scott Thompson as Class III directors to hold office until the annual meeting of shareholders for fiscal year 2013.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the holding of future advisory votes on executive compensation every three years.

Will there be any other items of business on the agenda?

The Company is not aware, as of the date of this Proxy Statement, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote at the Annual Meeting?

Only holders of our common stock, no par value (the “Common Stock”) at the close of business on the Record Date may vote at the Annual Meeting. We refer to the holders of Common Stock as “shareholders” throughout this proxy statement. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date.

What constitutes a quorum, and why is a quorum required?

We need a quorum of shares of Common Stock eligible to vote to conduct business at our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had 80,737,510 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, meaning that 40,368,756 shares of Common Stock must be represented in person or by proxy to have a quorum. Abstentions and broker non-votes (as described below) will also count towards the quorum requirement. Your shares will be counted toward the number needed for a quorum if you: (i) submit a valid proxy card or voting instruction form, (ii) give proper instructions over the telephone or on the Internet or, (iii) in the case of a shareholder of record, attend the Annual Meeting in person.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•	Shareholder of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer, our transfer agent.

•	Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other nominee. If you do not provide your broker or nominee with instructions on how to vote your shares or a legal proxy, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I do submit my proxy but do not specify how my shares are to be voted?” for additional information.

How do I vote?

Shareholders of Record.  If you are a shareholder of record, there are several ways for you to vote your shares:

•	Voting by Mail. You may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than March 11, 2011 to be voted at the Annual Meeting. If you vote by telephone or on the Internet, please do not return your proxy card unless you wish to change your vote.

•	Voting by Telephone. You may vote by telephone by using the toll-free number listed on your proxy card.

•	Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

•	Voting in person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners.  You may vote by the method explained on the proxy card or the information you receive from the broker, nominee or other record holder.

Can I revoke or change my vote after I submit my proxy?

Yes. You may revoke or change your vote after submitting your proxy by one of the following procedures:

•	Delivering a proxy revocation or another proxy bearing a later date to the Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting;

•	If you have voted by internet or telephone and still have your control number, you may change your vote via internet or telephone up until 11:59 pm eastern time the day before the Annual Meeting;

•	Shareholders of Record by attending the Annual Meeting and voting in person;

•	Beneficial Owners by obtaining a “legal proxy” from your broker or other nominee, attending the Annual Meeting and voting in person.

Please note that attendance alone at the Annual Meeting will not revoke a proxy; you must actually vote in person at the meeting.

What will happen if I do not vote my shares?

•	Shareholders of Record. If you are the shareholder of record of your shares and you do not vote by mail, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

•	Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under applicable stock exchange rules, your broker or nominee does not have discretion to vote your shares on non-routine matters, which include Proposals 1, 3 and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What if I do submit my proxy but do not specify how my shares are to be voted?

If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of John Chapple as a Class I director to hold office until the annual meeting of shareholders for fiscal year 2011 and the re-election of A. Gary Ames and Scott Thompson as Class III directors to hold office until the annual meeting of shareholders for fiscal year 2013;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the holding of future advisory votes on executive compensation every three years; and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

What is the effect of an abstention or a “broker non-vote”?

Brokers or other nominees who hold shares of Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. If you abstain from voting on a proposal, or if a broker or nominee indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to the proposal. Furthermore, any abstention or broker non-vote will have no effect on the proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

What is the vote required for each proposal?

Broker Discretionary
Proposal	Vote Required*	Voting Allowed

Proposal 1 — Election of one Class I director to hold office until the annual meeting of shareholders for fiscal year 2011 and two Class III directors to hold office until the annual meeting of shareholders for fiscal year 2013 and until their successors are elected and qualified
	Majority of Votes Cast	No
Proposal 2 — Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011	Majority of Votes Cast	Yes
Proposal 3 — Advisory vote on executive compensation	Majority of Votes Cast	No
Proposal 4 — Advisory vote on frequency of advisory vote on executive compensation	Plurality of Votes Cast	No

*	Under Washington law and the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Third Amended and Restated Bylaws (the “Bylaws”), if a quorum exists at the meeting, a nominee for director in an uncontested election will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. If a director nominee does not receive the requisite votes, that director’s term will end on the earliest of (i) the date on which the Board appoints an individual to fill the office held by that director; (ii) 90 days after the date on which an inspector determines the voting results as to that director; or (iii) the date of the director’s resignation. With respect to Proposal 2 and Proposal 3, a majority of votes cast means that the number of votes cast “FOR” the matter exceeds the number of votes cast “AGAINST” the respective matter.

With respect to Proposal 1, you may vote FOR all nominees, AGAINST all nominees, FOR all nominees except those specific nominees whom you vote AGAINST, or you may vote ABSTAIN as to one or more nominees. The nominees receiving more FOR votes than AGAINST votes will be elected. Proxies may not be voted for more than three directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN as to each proposal. With respect to Proposal 4, you may vote FOR Every Year, FOR Every Two Years, FOR Every Three Years, or ABSTAIN. With respect to Proposal 4, a plurality of votes cast means the highest number of “FOR” votes will be the advisory vote of the shareholders.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is making this proxy solicitation and paying for the costs of this proxy solicitation?

The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,750 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

How can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K within four business days of the 2010 Annual Meeting of Shareholders. The Form 8-K will be available on our website at www.f5.com under the “About F5 – Investor Relations – Corporate Governance – Governance Documents – View All SEC Filings” section.

BOARD OF DIRECTORS

The Board of Directors of the Company consists of seven directors divided into three classes. Currently, the Class I directors are John Chapple (who was appointed to the Board of Directors in September 2010) and Karl D. Guelich; the Class II directors are Deborah L. Bevier, Alan J. Higginson and John McAdam; and the Class III directors are A. Gary Ames and Scott Thompson. At the Annual Meeting, the shareholders will vote on the election of one Class I director and two Class III directors. The Class I directors will hold office until the Company’s annual meeting for fiscal year 2011 and the Class III directors will hold office until the Company’s annual meeting for fiscal year 2013. All directors will hold office until the annual meeting of shareholders at which their terms expire and the election and qualification of their successors.

The Board of Directors has nominated John Chapple for election to the Board of Directors as a Class I director, and A. Gary Ames and Scott Thompson for re-election to the Board of Directors as Class III directors at the Annual Meeting. Each nominee has consented to serve as a director of the Company if elected. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Company may designate.

Director Independence

The Nasdaq Marketplace Rules require that a majority of the Company’s directors be “independent,” as defined by Nasdaq Marketplace Rule 5605(a)(2) and determined by the Board of Directors. The Board of Directors consults with the Company’s legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent.” After a review of any relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has determined that the following directors and nominees are independent: A. Gary Ames, Deborah L. Bevier, John Chapple, Karl D. Guelich, Alan J. Higginson and Scott Thompson. John McAdam is not considered independent because he is the Company’s President and Chief Executive Officer.

Stock Ownership Guidelines for Directors

In October 2010, the Board of Directors adopted stock ownership guidelines for the Company’s directors and executive officers. Directors are required to own shares of Common Stock equal in value to 5 times the directors’ annual cash retainer. Directors are required to achieve this ownership level within three (3) years of joining the Board or, in the case of directors serving at the time the guidelines were adopted, within three (3) years of the date of adoption of these guidelines. Shares of Common Stock that count toward satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises, shares obtained through grants of Restricted Stock Units, and shares beneficially owned in a trust, by a spouse and/or minor children. Shares owned by directors shall be valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.

Nominees and Continuing Directors

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

John McAdam, age 59, has served as our President, Chief Executive Officer and a director since July 2000. Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines Corporation in September 1999. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

Mr. McAdam has led the Company for over ten years. Since his appointment as President and Chief Executive Officer, the Company’s annual revenues have grown from $108.6 million in fiscal year 2000 to over $882 million in fiscal year 2010. He has been the driving force behind the strategies and execution which has resulted in the Company’s history of strong operating results and significant growth in shareholder value. Mr. McAdam brings to the Board of Directors a comprehensive knowledge of and valuable insight into the Company’s technology, strategy, competitive opportunities, operations, financial position, and relationships within the industry analyst and investment communities. He is the sole member of management on the Board of Directors and serves a critical role in the communication between the Board of Directors and the Company’s senior management team.

Karl D. Guelich, age 68, has served as one of our directors since June 1999 and as Board of Directors chair from January 2003 through April 2004. Mr. Guelich has been in private practice as a certified public accountant since his retirement from Ernst & Young LLP in 1993, where he served as the Area Managing Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992. Mr. Guelich holds a B.S. in Accounting from Arizona State University.

Mr. Guelich’s public accounting experience and his exposure to a wide range of technology and communications companies during his career in accounting give him a breadth of experience that provides significant value to our Board. His expertise in accounting and financial controls qualifies him as an “audit committee financial expert” as defined in Item 407 of Regulation S-K. He also has significant experience and training in risk management, quality management programs and corporate governance.

Alan J. Higginson, age 63, has served as Board of Directors chair since April 2004, and as one of our directors since May 1996. Mr. Higginson has been Chairman of Hubspan, Inc., an e-business infrastructure provider since 2007. He served as President and Chief Executive Officer of Hubspan from August 2001 to September 2007. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from Santa Clara University.

Mr. Higginson has over 30 years experience as a senior executive in a wide range of both public and private software and other technology companies. His experience includes leading worldwide sales organizations and the management of international joint ventures and distribution channels. He has also been active in a number of software and technology industry associations, and as an advisor to early-stage technology companies. Mr. Higginson joined our Board of Directors shortly after the Company was founded. His deep understanding of the Company’s historical and current business strategies, objectives and technologies provides an important and insightful perspective for our Board of Directors.

A. Gary Ames, age 66, has served as one of our directors since July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of US West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as a director of Schnitzer Investment Corp., a privately held investment firm with interests in commercial, industrial and multi-family properties, real estate development projects, ocean shipping, and other industries. Mr. Ames served as a director of Tektronix, Inc., a publicly-traded supplier of test, measurement, and monitoring products, from 1994 to 2007; SuperValu, Inc., a publicly-traded food and drug retailer, from 2006 to 2010 and iPass, Inc., a publicly-traded enterprise mobility company, from 2002 to 2010. Mr. Ames holds a B.A. in Finance from Portland State University.

Mr. Ames has extensive experience as a senior executive and chief executive officer in the telecommunications industry in the United States, South America, Europe and Asia. He provides to the Board of Directors valuable insight into large telecommunications enterprises, which are an important customer base for the Company. For over twenty years, Mr. Ames has served on a number of other boards, as chairman of compensation and governance committees, and as a member of public company audit committees. Mr. Ames brings to the Board of Directors expertise and insight as a former chief executive officer, broad experience as director at a wide range of companies and international business experience.

Deborah L. Bevier, age 59, has served as one of our directors since July 2006. Ms. Bevier has been the principal of D.L. Bevier Consulting LLC, an organizational and management consulting firm, since 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, President and Chief Executive Officer of Laird Norton Financial Group and its predecessor companies, an independent financial advisory services firm. From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp, including chairman and Chief Executive Officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of Coinstar, Inc., a publicly-traded multi-national provider of services to retailers. She served on the board of directors of Fisher Communications, Inc., a publicly-traded media and communications company, from 2003 to 2010, and Puget Sound Bank, a commercial bank, from 2006 to 2008. Ms. Bevier holds a B.S. in Economics from SUNY New Paltz and a graduate degree from Stonier Graduate School of Banking at Rutgers University.

Ms. Bevier has over 35 years of experience with both public and private companies in a wide range of areas including finance, banking, management, and organizational operations. Ms. Bevier’s experience as a director of public companies in the consumer services, communications, and media industries enables her to bring a valuable perspective to our Board of Directors. In addition to Ms. Bevier’s broad background, her extensive strategic, corporate governance, and compensation expertise makes her well qualified to serve on our Board of Directors.

Scott Thompson, age 53, has served as one of our directors since January 2008. Mr. Thompson is President of PayPal, an eBay Company. From February 2005 to January 2008, he served as Senior Vice President and Chief Technology Officer at PayPal. From April 2000 to February 2005, he served as Executive Vice President and Global Chief Information Officer for Inovant/VISA International. From August 1997 to April 2000, he served as Chief Technology Officer and Executive Vice President, Systems Group at VISA USA. Mr. Thompson also serves on the board of directors of Zuora, Inc., a privately held subscription billing and commerce company, and Vertica Systems, a privately held real-time analytics company. Mr. Thompson holds a B.S. in Accounting from Stonehill College.

With his extensive background in accounting and information technology and his experience as a senior executive, Mr. Thompson has a unique combination of business, financial and technology expertise. He brings to the Board of Directors valuable insights regarding electronic commerce, data center operations, data traffic management technologies and other networking technology trends.

John Chapple, age 57, has served as one of our directors since September 2010. Mr. Chapple is President of Hawkeye Investments LLC, a privately-owned equity firm investing primarily in telecommunications and real estate ventures. Prior to forming Hawkeye Investments LLC, Mr. Chapple served as President, Chief Executive Officer and Chairman of the Board of Nextel Partners and its subsidiaries from August 1998 to June 2006, when the company was purchased by Sprint Communications. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. Mr. Chapple serves on the Board of Directors of Cbeyond, Inc., a publicly-traded Atlanta-based integrated service telephony company; Leap Wireless International, Inc., a publicly-traded wireless services provider; Seamobile Enterprises, a privately-held company providing integrated wireless services at sea; and Telesphere Networks Ltd., a privately-held VOIP (voice over internet protocol) company. He served on the board of directors of Yahoo!, Inc., a publicly-traded global Internet company, from 2008 to 2010, and Real Networks, Inc., a publicly-traded digital entertainment services company, in 2009. Mr. Chapple holds a B.A. from Syracuse University and completed Harvard University’s Advanced Management Program.

Mr. Chapple’s significant qualifications as a director include his broad experience in diverse segments of the telecommunications industry; senior executive experience as a president, Chief Executive Officer and chairman of the board of a large, publicly-traded telecommunications company; operational experience with complex, technology-driven companies; board experience with other public companies and board experience with technology-driven private companies.

There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). Each of the Standing Committees has a charter, copies of which are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Audit Committee.  As described more fully in the Audit Committee charter, the functions of the Audit Committee are to select, evaluate and, if necessary, replace the Company’s independent registered public accounting firm; review and approve the planned scope, proposed fee arrangements and results of the annual audit; approve any proposed non-audit services to be provided by the independent registered public accounting firm, oversee the adequacy of accounting and financial controls; review the independence of the independent registered public accounting firm; and oversee the Company’s financial reporting process on behalf of the

Board of Directors. The Audit Committee members are Messrs. Guelich (chairman) and Thompson, and Ms. Bevier. The Board of Directors has determined that Mr. Guelich is an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal 2010 was, an independent director as defined by the Nasdaq Marketplace Rules (as independence is currently defined in Rule 5605(a)(2)).

Compensation Committee.  The Compensation Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors. The Compensation Committee recommends for approval by the Board of Directors the compensation for the Chief Executive Officer and directors, including salaries, incentive compensation levels and stock awards, and reviews and approves compensation proposals made by the Chief Executive Officer for the other executive officers. The Compensation Committee members are Ms. Bevier (chairman) and Messrs. Higginson and Ames. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal 2010 was, an independent director as defined by the Nasdaq Marketplace Rules. In fiscal 2010, the Compensation Committee retained an outside independent compensation consultant, Towers Watson, to advise the Compensation Committee on executive compensation issues. Towers Watson provides the Compensation Committee peer and survey group cash and equity compensation data, including 50th and 75th percentile base salary, total cash, long-term incentive and total direct compensation data. For additional information about the Compensation Committee and the information provided by Towers Watson to the Compensation Committee, see the description of the Compensation Committee’s activities in the “Executive Compensation — Compensation Discussion and Analysis” section.

Nominating and Corporate Governance Committee.  Functions of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are to identify new potential board members, recommend board nominees, evaluate the board’s performance, and provide oversight of corporate governance and ethical conduct. The Nominating Committee members are Messrs. Ames (chairman), Guelich, Higginson and Thompson. Each current member of the Nominating Committee is, and each member of this committee during fiscal 2010 was, an independent director as defined by the Nasdaq Marketplace Rules.

Board Leadership

The Company currently separates the roles of Chief Executive Officer and Chairman of the Board. Mr. McAdam, the President and Chief Executive Officer, is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company. Mr. Higginson, the Chairman of the Board, sets the agenda for and presides at Board meetings, and coordinates the Board’s communications with Mr. McAdam and the Company’s senior management team. The Board believes this current structure balances the needs for the President and Chief Executive Officer to run the Company on a day-to-day basis with the benefit provided to the Company by Mr. Higginson’s perspective as an independent member of the Board.

Risk Oversight

Assessing and managing risk is the responsibility of the Company’s senior management team. The Board of Directors oversees certain aspects of the Company’s risk management efforts, and reviews and consults with the Company’s senior management team on strategic opportunities, challenges and risks faced by the Company at each of the regular quarterly Board meetings. In fiscal year 2010, the Company implemented an enterprise risk management program. The Company retained Ernst & Young to assist the Company in performing an enterprise risk assessment to identify key strategic, operating, legal and compliance, and financial risks, evaluate the significance of those risks, formulate a risk profile which identified relevant risk levels and management control efforts, and develop action plans to address these key risks. Ernst & Young presented two reports to the Board of Directors in fiscal year 2010 regarding the results of its enterprise risk assessment. The Company’s senior management team regularly reviews and evaluates these key risks and the effectiveness of the Company’s risk management programs, and reports back to the Audit Committee and the full Board of Directors on a regular basis. In addition, the Audit Committee oversees the Company’s financial risk exposures, financial reporting, and internal controls. The Compensation Committee oversees the Company’s executive compensation programs, monitors the administration of the Company’s various equity compensation plans, and conducts compensation-related risk assessments. The Nominating Committee oversees risk related to the Company’s overall corporate governance profile and ratings; board and committee composition and structure; and director independence. Each Committee presents regular reports to the full Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that has had one or more executive officers that served as a member of the Company’s Board of Directors or Compensation Committee.

Related Person Transactions Policy and Procedures

As set forth in the written charter of the Audit Committee of the Board of Directors, any related person transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related persons include any director or executive officer, certain shareholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related person transaction, the Company requires each director and executive officer to complete a questionnaire each year requiring disclosure of any prior or proposed transaction with the Company in which the director, executive officer or any immediate family member might have an interest. Each director and executive officer is directed to notify the Company’s Senior Vice President and General Counsel of any such transaction that arises during the year and the Company’s Chief Accounting Officer reports to the Audit Committee on a quarterly basis regarding any potential related person transaction. In addition, the Board of Directors determines on an annual basis which directors meet the definition of independent director under the Nasdaq Marketplace Rules and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. A copy of the Company’s “Policy and Procedures for Approving Related-Person Transactions” is available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Certain Relationships and Related Person Transactions

The Company’s Articles limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles of Incorporation and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and executive officers for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

Pursuant to these indemnification agreements, the Company has advanced or indemnified certain current and former directors and officers for fees and expenses incurred by them in connection with the Special Committee’s review of the Company’s stock option practices, including a review of our underlying stock option documentation and procedures, and the previously disclosed restatement of the Company’s financial statements, legal proceedings and other matters related to the Company’s stock option practices, all as described in the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2010, which is being mailed to shareholders of the Company with this Proxy Statement, and available online at www.proxyvote.com and www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Meetings of the Board of Directors and Standing Committees; Attendance at Annual Meetings

The Company’s Board of Directors met or acted by unanimous written consent 8 times during fiscal 2010. The Audit Committee met 8 times and the Compensation Committee met or acted by unanimous written consent 9 times. During fiscal 2010, the Nominating and Corporate Governance Committee met 5 times. The outside directors met 3 times during fiscal 2010, with no members of management present. Each member of the Board of Directors attended 75% or more of the Board of Directors meetings during fiscal 2010. Each member of the Board of Directors who served on one or more of the Standing Committees attended at least 75% of the applicable committee meetings during fiscal 2010. All directors are also expected to be present at the Company’s annual meetings of shareholders. All directors attended the Company’s annual meeting in 2010.

Director Nomination

Criteria for Nomination to the Board of Directors.  The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the Nasdaq Marketplace Rules, that members of the Company’s Audit Committee meet the financial literacy requirements under the Nasdaq Marketplace Rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

In evaluating director candidates, regardless of the source of the nomination, the Nominating Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director, but does not have a separate policy directed toward diversity.

Shareholders Proposals for Nominees.  The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Corporate Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee. Such nominations should be submitted in the time frame described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year 2011” below.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees to fill vacancies on the Board of Directors is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Nominating Committee to identify qualified candidates. These candidates are evaluated by the Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Serious candidates meet with all members of the Board and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board determines whether to appoint a candidate to the Board.

The Nominating Committee will evaluate the skills and experience of existing Board members against the Company’s critical needs in making recommendations for nomination by the full Board of candidates for election by the shareholders. The nominees to the Board of Directors described in this Proxy Statement were approved unanimously by the Company’s directors. Mr. Chapple, who joined the Board of Directors in September 2010, was recommended by a third-party search firm the Nominating Committee retained at the expense of the Company in fiscal year 2009. The third-party search firm was provided guidance as to the particular skills, experience and other characteristics the Nominating Committee was seeking in potential candidates. The third-party search firm identified a number of potential candidates, including Mr. Chapple, and prepared background materials on these candidates which were provided to the members of the Nominating Committee for their review. The third-party search firm interviewed those candidates the Nominating Committee determined merited further consideration, and assisted in arranging interviews of selected candidates with members of the Nominating Committee, other members of the Board of Directors, and certain of the Company’s executive officers. The third-party search firm also completed reference checks on the candidates.

The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Communications with Directors

Shareholders who wish to communicate with our directors may do so by contacting them c/o Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. As set forth in the Company’s Corporate Governance Guidelines, a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, these communications will be forwarded by the Corporate Secretary to a Board member, Board committee or the full Board of Directors as appropriate.

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics that applies to all of our senior financial officers, including our Chief Executive Officer, Chief Finance Officer and Chief Accounting Officer. The Code of Ethics is posted under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Corporate Secretary. We also have a separate Code of Ethics that applies to all of the Company’s employees, which may also be found under the “About F5 — Investor Relations — Corporate Governance” section of our website.

Legal Proceedings

Beginning on or about May 24, 2006, several derivative actions were filed against certain of our current and former directors and officers. These derivative lawsuits were filed in: (1) the Superior Court of King County, Washington, as In re F5 Networks, Inc. State Court Derivative Litigation (Case No. 06-2-17195-1 SEA), which consolidates Adams v. Amdahl, et al. (Case No. 06-2-17195-1 SEA), Wright v. Amdahl, et al. (Case No. 06-2-19159-5 SEA), and Sommer v. McAdam, et al. (Case No. 06-2-26248-4 SEA) (the “State Court Derivative Litigation”); and (2) the U.S. District Court for the Western District of Washington, as In re F5 Networks, Inc. Derivative Litigation, Master File No. C06-0794RSL, which consolidates Hutton v. McAdam, et al. (Case No. 06-794RSL), Locals 302 and 612 of the International Union of Operating Engineers-Employers Construction Industry Retirement Trust v. McAdam et al. (Case No. C06-1057RSL), and Easton v. McAdam et al. (Case No. C06-1145RSL) (the “Federal Court Derivative Litigation”). On August 2, 2007, another derivative lawsuit, Barone v. McAdam et al. (Case No. C07-1200P) was filed in the U.S. District

Court for the Western District of Washington. The Barone lawsuit was designated a related case and included in the Federal Court Derivative Litigation on September 4, 2007.

On September 24, 2010, the Company entered into a Stipulation of Settlement (the “Stipulation”) in connection with the Federal Court Derivative Litigation. On October 21, 2010, the United States District Court for the Western District of Washington issued an order granting preliminary approval of the settlement resolving the claims asserted by the plaintiffs against the individual defendants. On January 6, 2011, the Court entered a final order approving the settlement. As a condition to settlement of the Federal Court Derivative Litigation, the plaintiffs have agreed to a voluntary dismissal with prejudice of the State Court Derivative Litigation. A copy of the Stipulation may be found under the “About F5-Investor Relations-Derivative Litigation Update” section of our website, www.f5.com.

Compensation Risk Assessment

The Compensation Committee and Company management have reviewed the Company’s compensation plans and programs and have concluded that none of these plans or programs is reasonably likely to have a material adverse effect on the Company. In making this evaluation, the Compensation Committee reviewed the key elements of each of the Company’s compensation programs and the means by which any potential risks are mitigated, including through various elements in the Company’s enterprise risk management program. The Company’s compensation programs include a mix of base salary, cash incentive compensation, and long-term equity compensation. The incentive compensation and performance-based annual equity awards programs for the executive officers include both revenue and EBITDA targets intended to ensure that the executive officers appropriately manage operating risks and maintain the Company’s gross margin and operating margin targets while growing its revenue base.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2010.

Members of the Compensation Committee:

Deborah L. Bevier, Chair
Alan J. Higginson
A. Gary Ames

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the fiscal year 2010 compensation program for our fiscal year 2010 named executive officers.

Executive Summary and Executive Compensation Program Objectives

Fiscal Year 2010 Corporate Performance

The Company had strong operating results in fiscal year 2010. Our total annual revenue of $882 million was the highest ever and an increase of 35% over fiscal year 2009. Product revenue increased 38% and deferred revenue from our services business increased 42% over fiscal year 2009. Cash flow from operating activities was $314 million, an increase of 55% over fiscal year 2009. Net income was $151.2 million, an increase of 65% over fiscal year 2009. The Company continued to maintain a very strong balance sheet, ending the fiscal year with cash and investments totaling $862 million.

The Company further strengthened its position as a technology leader. In fiscal year 2010, we launched a wide-range of new products designed to capitalize on key industry trends including versions 10.1 and 10.2 of our proprietary Traffic Management Operating System; new high-performance blades for VIPRION, our chassis-based application delivery controller; two new application delivery controllers, BIG-IP 8950 and BIG-IP 11050, a software-only version of BIG-IP Local Traffic Manager; and two new software modules, Application Policy Manager and the WAN Optimization Module. These products enabled the Company to increase its share of the application delivery controller market and maintain its position as the market leader.

The objectives of our executive compensation program are to correlate executive compensation with the Company’s business objectives, performance and the creation of shareholder value, and to enable the Company to attract, retain and reward key executive officers who contribute to its long-term success. We believe the total direct compensation our named executive officers received in fiscal year 2010 as set forth in the Summary Compensation Table on page 21 is consistent with and reflects these objectives. In addition to the strong operating results discussed above, our share price has risen 162%, 179% and 378% as of September 30 over the past one, three and five year time periods. Comparable growth rates for the Nasdaq Composite Index were 12%, -12% and 11% respectively and for the Nasdaq Computer Index, 16%, -1% and 26% respectively. The one and three year average growth rates as of June 30 for the peer group companies identified by our outside independent compensation consultant as set forth on page 19 were 26% and -6%.

Compensation Philosophy

We design the compensation programs for our executive officers to link compensation to improvements in the Company’s financial performance and the creation of shareholder value. We achieve this objective through a compensation program that:

•	provides a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;

•	links incentive compensation to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and

•	establishes incentives that relate to the Company’s quarterly, annual and long-term business strategies and objectives.

The Compensation Committee believes that the Company’s executive compensation should also reflect each executive officer’s qualifications, experience, role and personal performance, and the Company’s performance achievements.

Elements of Our Compensation Program

The three primary components of our executive compensation program are: (i) base salary, (ii) incentive compensation in the form of cash bonuses, and (iii) equity compensation.

Base Salary.

Base salary is the guaranteed element of employees’ annual cash compensation. Executive officers’ base salaries are set at levels that reflect their specific job responsibilities, experience, qualifications, job performance and potential contributions; market data from two salary surveys covering technology companies in comparable areas (“Survey Companies”); and compensation paid to comparable executives as set forth in proxy statements for a peer group of 25 companies (“Peer Group Companies”) developed by an outside independent compensation consultant (See “Factors Considered — Benchmarking”). Base salaries are reviewed and generally adjusted annually and may also be adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. The base salaries of the executive officers, including Mr. McAdam, are generally set at or near the 50th percentile range of base compensation for comparable executive officers in the Peer Group Companies. For fiscal 2010, the base salaries of Messrs. McAdam, Triebes, Eames and Anderson were increased by 5%. In recognition of Mr. Rodriguez’ individual performance and in order to bring his base salary more in line with comparable executive officers in the Peer Group Companies, the Compensation Committee approved a 15% increase in his base salary for fiscal 2010.

Incentive Compensation.

The Compensation Committee believes that incentives based on attaining or exceeding established financial targets properly align the interests of the executive officers with the interests of the shareholders. All of our executive officers participate in the Incentive Compensation Plan for Executive Officers (“Incentive Plan”). The Incentive Plan is a cash incentive bonus plan, with each executive officer assigned a target bonus amount expressed as a percentage of such executive officer’s base salary, ranging from 30% to 80%. The Compensation Committee determines each of these target bonus percentages based on its assessment of the impact each position had on the Company’s financial performance and compensation data from the Survey Companies and Peer Group Companies provided by the outside consultant. The total direct cash compensation (base salary plus the target bonus) of the executive officers, including Mr. McAdam, is generally set at or near the 50th percentile range of total direct cash compensation for comparable executive officers at the Survey Companies and the Peer Group Companies.

If earned, the cash incentive bonus is paid quarterly. 50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter, and 50% is based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter. Each such target is determined by the Compensation Committee. See footnote (3) of the Grants of Plan-Based Awards Table in Fiscal 2010 for information regarding the targets for fiscal 2010. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. For example, if 90% of the revenue goal and 85% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 87.5%. If 90% of the revenue goal and 105% of the EBITDA are achieved, the EBITDA goal is capped at 100% and the quarterly cash incentive bonus is paid out at 95%. If 100% of the revenue goal and 120% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 110% since both goals were achieved at 100% or more.

In fiscal 2010, the Company achieved 129% of the annual revenue target and 165% of the annual adjusted EBITDA target. As a result, the executive officers earned 147% of their total target cash incentive bonus in fiscal 2010. The Compensation Committee retains some discretion in the administration of the Incentive Plan, although the Committee did not exercise that discretion in administration of the Incentive Plan in fiscal 2010. The Compensation Committee believes that the cash incentive bonuses paid to the executive officers for performance in fiscal 2010 were merited due to the Company’s outstanding operating results summarized above.

Equity Compensation.

The Compensation Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. In accordance with this belief, the Compensation Committee periodically approves grants of equity compensation under the Company’s equity incentive plan. The amounts of these grants are based on the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company’s success, equity compensation data from Survey Companies and Peer Group Companies provided by the outside consultant, previous grants to each officer, and recruitment and retention considerations. The types of awards include stock options and restricted stock units (“RSUs”). The value of equity compensation grants to each of the executive officers, including Mr. McAdam, is generally set between the 50th and 75th percentile range of the value of the most recent long-term incentive compensation grants to comparable executive officers in the Survey Companies and Peer Group Companies. In considering the value of equity compensation grants to executive officers, the Compensation Committee considers the total value of the shares underlying the RSUs based on the value of the Common Stock on the date the annual awards are issued rather than the aggregate grant date fair value for accounting purposes as described in more detail in footnote (9) of the Grants of Plan-Based Awards in Fiscal 2010 Table. For the 2010 Annual Equity Award, the Compensation Committee approved awards to the executive officers equal in value to the awards issued as part of the 2009 Annual Equity Awards. As a result of the increase in the value of the Common Stock, the executive officers received approximately 43% fewer shares in the 2010 Annual Equity Awards than were issued in the 2009 Annual Equity Awards.

In January 2007, the Board of Directors approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards,” a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. This Policy provides that the Compensation Committee or the Board of Directors, as applicable, shall approve equity awards to existing employees and service providers (other than newly-promoted individuals and non-employee directors) on an annual basis on August 1 (or, if such day is not a business day, on the following business day). These annual equity awards vest in quarterly increments over a two year period. For the annual equity awards to the Company’s executive officers in fiscal 2010, the vesting period was extended to the three year period following the awards. Equity awards to newly-hired employees and service providers (other than non-employee directors) and to newly-promoted individuals shall be approved on a quarterly basis on February 1, May 1, August 1 and November 1 (or, if such day is not a business day, on the following business day). These new-hire and promotion grants generally vest over a four year period, with 25% vesting on the first anniversary of the award and the balance vesting in equal quarterly increments over the following three years. The Compensation Committee or the Board of Directors, as applicable, may approve equity awards outside of the new-hire grant date to select individuals in the event of extraordinary circumstances. Prior to each annual meeting of shareholders, the Compensation Committee reviews and recommends to the Board of Directors for approval the amount and terms of any equity awards to be granted to non-employee directors. The Board of Directors approves all equity awards to be granted to non-employee directors on the date of the annual meeting of shareholders.

Since December 2006, the Board of Directors and Compensation Committee have included a performance-based component in the annual equity awards granted to the executive officers. The vesting of 50% of each annual equity award to the executive officers in fiscal 2006, 2007, 2008 and 2009 was subject to the Company achieving specified performance targets over the two year period following the awards (25% in the first four quarters and 25% in the second four quarters following the awards). For the annual equity award in fiscal 2010, the vesting period for the performance-based component of this award was extended to the three year period following the award. The Compensation Committee sets these targets on an annual basis. The Compensation Committee reviews and evaluates revenue and expense projections proposed by management and considers industry, competitive and economic trends in setting these targets. Once vested, except as provided by law, these performance-based awards were not subject to adjustment or recovery.

For the performance-based equity awards approved in fiscal 2009 and 2010 for the named executive officers and the second year portion of the performance-based equity awards approved in fiscal 2008, the Compensation Committee elected to utilize the performance formula, revenue and EBITDA targets established for the Incentive Plan. See footnote (6) of the Grants of Plan-Based Awards Table in Fiscal 2010 for additional information regarding the performance-based equity compensation program in fiscal 2010.

The Compensation Committee continues to believe that revenue growth is an important measure for the performance-based equity awards as the Company’s ability to consistently grow revenue is an important element in maintaining and growing shareholder value, and furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth is balanced by the EBITDA targets intended to ensure that the Company appropriately manages operating risks and maintains its gross margin and operating margin targets while growing its revenue base. The Compensation Committee believes that using the same performance formula and targets for the Incentive Plan and the performance-based equity awards provides a balance of performance incentives to motivate executive officers and maximize value for the Company’s shareholders, and is administratively efficient in that performance-based equity awards, if any, will be calculated and issued on a quarterly basis. Equity awards not earned for any quarter will be forfeited and, except as provided by law, issued awards will not be subject to future adjustments or recovery. In accordance with the 2005 Equity Incentive Plan (“2005 Plan”), a named executive officer must be employed by the Company or its affiliates on each vesting date in order to receive the shares of Common Stock issuable upon such vesting date.

Pursuant to the Company’s “Insider Trading Policy,” a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The policy specifically prohibits directors, officers and other employees, and their family members, from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, directors, officers and other employees are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

2010 Annual Equity Awards and Retention Awards

In addition to the Annual Equity Awards in fiscal 2010, the Compensation Committee and Board of Directors approved an award of additional RSUs to each of the named executive officers and certain other employees (“2010 Retention Grants”). These RSUs vest 100% on August 1, 2013. It is the belief of the Compensation Committee that the continued success of the Company depends on the Company’s ability to retain its key employees. The discussion on page 34 in connection with the Advisory Vote on Executive Compensation notes the Company’s strong operating results, our technology and market share leadership, and other awards and recognition received by the Company. The Company’s success and higher industry profile increase the risk that other companies may attempt to recruit our key employees. The 2010 Retention Awards serve as both a retention tool and a means of further aligning the interests of executive officers with those of the shareholders and motivating the executive officers to manage the Company for maximum share value.

As part of the 2010 Annual Equity Awards and Retention Awards programs, the named executive officers received the following equity awards:

		Annual Equity Awards	Retention Awards

•	John McAdam	60,444 RSUs	25,000 RSUs
•	John Rodriguez	17,270 RSUs	6,000 RSUs
•	Karl Triebes	17,270 RSUs	10,000 RSUs
•	Edward J. Eames	17,270 RSUs	10,000 RSUs
•	Mark Anderson	17,270 RSUs	10,000 RSUs

Stock Ownership Guidelines

In October 2010, the Board of Directors adopted stock ownership guidelines for the Company’s named executive officers and other executive officers. The guidelines were established to promote a long-term perspective in managing the business, further align the interests of the executive officers and the Company’s shareholders, and reduce any incentive for excessive short-term risk taking. The guidelines provide for the following stock ownership:

President and Chief Executive Officer	5x base salary
All Other Executive Officers	2x base salary

Executive officers are required to achieve the ownership guidelines within the later of five years after adoption of the guidelines by the Board of Directors or within three years after first being designated as an executive officer. Until the applicable guideline is achieved, the executive officers are required to retain that number of shares equal to not less than 20% of the Net Shares received as the result of the vesting of any RSUs. “Net Shares” are those shares that remain after shares are sold to pay withholding taxes. Shares of Common Stock that count towards satisfaction of the guidelines include shares purchased on the open market, shares obtained through stock option exercises or pursuant to the Company’s Employee Stock Purchase Plan, shares obtained through grants of Restricted Stock Units, and shares beneficially owned in a trust by a spouse and/or minor children. Shares owned by executive officers shall be valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value.

Other Benefits and Perquisites.

The Company’s executive officers participate in broad-based benefit plans that are available to other employees. The Company does not currently provide additional material perquisites for its executive officers.

How Each Element Fits Into our Overall Compensation Objectives and Affects Other Elements of Compensation

Consistent with our philosophy that a significant amount of the executive officers’ compensation should be directly linked to the performance of the Company and align the interests of executive officers with the long-term interests of shareholders, a majority of the executives’ compensation is based on the Company achieving certain performance and financial targets. We do not have an exact formula for allocating between cash and equity compensation, but target total direct cash compensation (base salary plus the target bonus) of the executive officers is at or near the 50th percentile range of total cash compensation for comparable executive officers in the Peer Group Companies, and total direct compensation (cash and equity compensation) is between the 50th and 75th percentiles.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the three other most highly compensated executive officers of publicly held companies (other than the chief executive officer and principal financial officer) is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Compensation Committee is aware of this limitation and has decided that it is not appropriate at this time to limit the Company’s discretion to design the compensation packages payable to the Company’s executive officers to comply with these deductibility guidelines.

Factors Considered — Benchmarking

The Compensation Committee conducts an annual review of the executive compensation program and utilizes peer and survey group data to help set proper compensation levels. The Compensation Committee has retained an outside independent compensation consultant, Towers Watson, to assist it in this review and to conduct a competitive review of the total direct compensation (cash and equity compensation) for the Company’s executive officers. Towers Watson worked directly with the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. The Compensation Committee instructed Towers Watson to collect base salary, total cash, long-term incentive, and total direct compensation data and to analyze and compare on a pay rank and position basis our executive officers’ compensation with the compensation paid to comparable executives as set forth in proxy statements for the Peer Group Companies developed by Towers Watson and approved by the Compensation Committee. The following is a list of these Peer Group Companies:

ADC Telecommunications Inc.	Henry (Jack) & Associates Inc.	Riverbed Technology
ADTRAN Inc.	Juniper Networks Inc.	Sonic WALL Inc.
Avocent Corp	Level 3 Communications	Sonus Networks Inc.
Blue Coat Systems Inc.	McAfee Inc.	Symantec Corp
BMC Software Inc.	Network Appliance Inc.	Sybase Inc.
Ciena Corp	Progress Software Corp	VeriSign Inc.
Citrix Systems Inc.	QLogic Corp.	Websense Inc.
Cogent Inc.	Quest Software
Emulex Corp.	Red Hat Inc.

Towers Watson also analyzed and compared our executive officers’ compensation with the compensation paid to comparable executives based on compensation data published in the Radford Executive Survey for companies in the Software/Network sector with revenues from $500 million to $1 billion and the IPAS High Technology Survey for companies with revenues from $250 million to $1 billion. The following companies participated in the Radford Executive Survey:

Avid Technology	National Instruments	Sage Software
Ciena	NDS Americas	Salesforce.com
Earthlink	Novell	Savvis Communications
Eclipsys	Nuance Communications	Space Systems/Loral
Harris Stratex Networks	Open Text	Spirent Communications
Hypercom	Plantronics	Sterling Commerce
Infinera	Polycom	Syniverse Technologies
L-1 Identity Solutions	Progress Software	THQ
Lawson Software	Quest Software	Tibco Software
Loral Space & Communications	RCN	Verisign
Mentor Graphics	RealNetworks	Viasat
Moody’s Analytics	Red Hat	Vonage

The following companies participated in the IPAS High Technology Survey:

ACI Worldwide	I2 Technologies	Quantum
Acision BV	IAC Search & Media	Quest Software
Affymetrix	Intec Billing	Razorfish
Akamai Technologies	JDA Software Group	Red Hat
Allen Systems Group	Kaspersky Lab Inc	Redback Networks
Anritsu Company	Kronos	Serena Software
Ansys	Lawson Software	Silicon Image
Aspen Technology	Masimo Corp	Silicon Laboratories
ATMI	Mentor Graphics	Skillsoft
Attachmate Corp	Microsemi Corp	Software AG
Avid Technology	Misys International Banking	Sonus Networks
Axcelis Technologies	MKS Instruments	SPSS, Inc.
Brooks Automation	Monster Worldwide	Standard Microsystems
CBS Interactive	Multi-Fineline Electronix	Starent Networks Corp
Checkpoint Software	National Instruments	Sterling Commerce
Corbis	Navteq Corp	Stream
Cree	Neustar	Syniverse Technologies
Cymer	Nice Systems	Tectura Corp
Disney Interactive Media Group	Novell	Telecordia Technologies
ECI Telecom, Ltd	Open Text Corporation	Temenos Corp
Emulex Networks	Orrick, Herrington, Sutcliffe	The Capital Group Companies
ESRI	Panduit Corp	The Mathworks
Extreme Networks	Pitney Bowes Software	Tibco Software, Inc.
FEI Company	PMC-Sierra, Inc.	Toppan Photomasks
Fox Interactive Media	Powerwave Technologies	Triquent Semiconductor
Hypercom Corp	Progress Software	Verisign
Wind River System

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee annually assesses the performance of, and recommends to the full Board of Directors base salary and incentive compensation for, the Company’s President and Chief Executive Officer. The Company’s President and Chief Executive Officer recommends to the Compensation Committee annual base salary and incentive compensation adjustments for the other executive officers.

Employment Contracts and Change in Control Arrangements

In May 2009, after an extensive review process and in consultation with Towers Watson and outside legal counsel, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the Company entering into change of control agreements with each of the Named Executive Officers (See “Potential Payments Upon Termination or Change in Control”). The Compensation Committee recognizes the threat or possibility of an acquisition by another company or some other change of control event can be a distraction and believes that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued full attention and dedication of the Named Executive Officers notwithstanding the possibility, threat or occurrence of such an event. See the “2010 Potential Payments Upon Termination or Change in Control Table” for additional information regarding the potential payments and benefits that each Named Executive Officer could receive pursuant to the change of control agreements.

There are currently no other written employment contracts with any of the Named Executive Officers. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause. The RSU and option grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs and options will accelerate and such RSUs and options will become fully vested. We believe that such change in control provisions provide an additional tool for attracting and retaining key executive officers.

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered to us by (a) our Chief Executive Officer (the “CEO”), (b) our Chief Accounting Officer (the “CAO”) and (c) our three other most highly compensated executive officers who were serving as our executive officers at the end of fiscal 2010. These executive officers, together with the CEO and CAO, are collectively hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table for Fiscal 2010

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(4)	($)(5)

John McAdam	2010	$626,916	$7,523,870	$733,576	$600	$8,884,962
President and Chief	2009	$595,606	$3,924,720	$448,654	$600	$4,969,580
Executive Officer	2008	$557,956	$5,076,977	$436,565	$600	$6,072,098
John Rodriguez	2010	$269,604	$2,055,285	$118,597	$4,600	$2,448,086
Senior VP and Chief	2009	$233,991	$1,128,668	$66,227	$4,600	$1,433,486
Accounting Officer	2008	$213,529	$1,290,755	$62,684	$4,600	$1,571,568
Karl Triebes	2010	$409,597	$2,409,685	$299,789	$4,600	$3,123,671
Senior VP of Product	2009	$389,623	$1,128,668	$183,350	$4,600	$1,706,241
Development and Chief Technical Officer	2008	$367,913	$1,333,385	$180,094	$4,600	$1,885,992
Edward J. Eames	2010	$338,074	$2,409,685	$297,737	$4,600	$3,050,096
Senior VP of Business Operations	2009	$321,885	$1,128,668	$182,096	$4,600	$1,637,249
	2008	$303,723	$1,333,385	$178,861	$4,600	$1,820,569
Mark Anderson(3)	2010	$351,174	$2,409,685	$309,477	$4,600	$3,074,936
Senior VP of Worldwide Sales	2009	$334,404	$1,019,520	$189,275	$4,600	$1,547,799
	2008	—	—	—	—	—

(1)	This column represents the aggregate grant date fair value of RSUs treated as granted to Named Executive Officers in the applicable year computed in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and determined as of the grant date under ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the fiscal years ended September 30, 2009 and September 30, 2010. Additional information about the RSUs appears in the CD&A and in the Grants of Plan-Based Awards table and related narrative.

(2)	This column represents the total cash incentive bonus paid to the Named Executive Officers in fiscal 2010 under the Incentive Plan. 50% of the cash incentive bonus is based on the Company achieving target revenue for each quarter, and 50% is based on the Company achieving target EBITDA for each quarter. In fiscal 2010, the Company achieved 129% of the annual revenue target and 165% of the annual EBITDA target. As a result, the executive officers earned 147% of their target cash incentive bonus in fiscal 2010. For additional information, see footnote (3) of the Grants of Plan-Based Awards in Fiscal 2010 Table.

(3)	Mr. Anderson was not a Named Executive Officer in fiscal 2008.

(4)	Items in the “All Other Compensation” column are outlined in the following table:

Items in All Other Compensation Column for Fiscal 2010

	Company	Internet
	Contributions	Service	Total All Other
Name	to 401(k) Plan	Stipend	Compensation

John McAdam	$0	$600	$600
John Rodriguez	$4,000	$600	$4,600
Karl Triebes	$4,000	$600	$4,600
Edward J. Eames	$4,000	$600	$4,600
Mark Anderson	$4,000	$600	$4,600

(5)	The Company did not provide any discretionary bonus or options for the 2010, 2009 and 2008 fiscal years and does not have a pension or nonqualified deferred compensation plan.

Grants of Plan-Based Awards in Fiscal 2010

									All Other
									Stock
									Awards:	Grant
			Estimated Possible			Estimated Possible			Number	Date Fair
			Payouts Under Non-equity			Payouts Under Equity			of Shares	Value of
			Incentive Plan Awards(3)			Incentive Plan Awards(6)			of Stock	Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)(9)

John McAdam	8/2/2010(1)(4)	8/1/2010	—	—	—	2,015	2,519	N/A	30,222(7)	$2,900,808
	10/16/2009(1)(5)	10/16/2009	—	—	—	45,190	56,488	N/A	—	$2,408,062
	8/2/2010(1)	8/1/2010	—	—	—	—	—	—	25,000(8)	$2,215,000
	(2)	10/16/2009	$399,468	$499,333	N/A	—	—	—	—	—
John Rodriguez	8/2/2010(1)(4)	8/1/2010	—	—	—	576	720	N/A	8,635(7)	$828,816
	10/16/2009(1)(5)	10/16/2009	—	—	—	13,040	16,300	N/A	—	$694,869
	8/2/2010(1)	8/1/2010	—	—	—	—	—	—	6,000(8)	$531,600
	(2)	10/15/2009	$64,582	$80,728	N/A	—	—	—	—	—
Karl Triebes	8/2/2010(1)(4)	8/1/2010	—	—	—	576	720	N/A	8,635(7)	$828,816
	10/16/2009(1)(5)	10/16/2009	—	—	—	13,040	16,300	N/A	—	$694,869
	8/2/2010(1)	8/1/2010	—	—	—	—	—	—	10,000(8)	$886,000
	(2)	10/15/2009	$163,249	$204,062	N/A	—	—	—	—	—
Edward J. Eames	8/2/2010(1)(4)	8/1/2010	—	—	—	576	720	N/A	8,635(7)	$828,816
	10/16/2009(1)(5)	10/16/2009	—	—	—	13,040	16,300	N/A	—	$694,869
	8/2/2010(1)	8/1/2010	—	—	—	—	—	—	10,000(8)	$886,000
	(2)	10/15/2009	$162,132	$202,665	N/A	—	—	—	—	—
Mark Anderson	8/2/2010(1)(4)	8/1/2010	—	—	—	576	720	N/A	8,635(7)	$828,816
	10/16/2009(1)(5)	10/16/2009	—	—	—	13,040	16,300	N/A	—	$694,869
	8/2/2010(1)	8/1/2010	—	—	—	—	—	—	10,000(8)	$886,000
	(2)	10/15/2009	$168,525	$210,657	N/A	—	—	—	—	—

(1)	RSUs granted under the 2005 Plan. No options were granted to the Named Executive Officers in fiscal 2010.

(2)	Represents the cash incentive bonus for fiscal 2010 awarded under the Incentive Plan. The Compensation Committee approved for recommendation to the Board of Directors the fiscal 2010 target bonus amount for Mr. McAdam and approved the fiscal 2010 target bonus amounts for Messrs. Rodriguez, Triebes, Eames and Anderson on October 15, 2009. The Board of Directors approved the fiscal 2010 target bonus amount for Mr. McAdam on October 16, 2009.

(3)	50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 50% is based on the Company achieving target EBITDA for the quarter. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. For example, 85% of the possible cash incentive bonus will be paid for revenue or EBITDA at 85% of the applicable target. Similarly, 105% of the possible cash incentive bonus will be paid for revenue or EBITDA at 105% of the applicable target. However, results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. In fiscal 2010, the quarterly revenue targets for purposes of the Incentive Plan were $170 million, $168 million, $171 million and $177 million, for an annual target of $686 million; and the quarterly EBITDA targets were $38.3 million, $36.7 million, $38.5 million and $38.8 million, for an annual target of $152.3 million. The actual cash incentive bonus earned for fiscal 2010 is set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2010.

(4)	The Estimated Possible Payouts Under Equity Incentive Plan Awards is set forth for the first quarter of the first year performance portion of the 2010 Annual Equity Award (4.16% of the 2010 Annual Equity Award)(the “2010 Performance Award”).

(5)	Represents (i) three quarters of the first year performance portion and first quarter of the second year performance portion of the 2009 Annual Equity Award (25% of the 2009 Annual Equity Award)(the “2009 Performance Award”) and (ii) the last three quarters of the second year performance portion of the 2008 Annual Equity Award (18.75% of the 2008 Annual Equity Award)(“2008 Performance Award”)(collectively “Performance Awards”). Under ASC Topic 718, the 2008 Performance Award and the 2009 Performance Award are treated as grants in fiscal 2010 as the applicable performance targets were set in fiscal 2010.

(6)	The Performance Awards are subject to the same quarterly revenue and EBITDA goals set by the Board of Directors for the applicable periods in fiscal 2010. The quarterly revenue targets for the 2008 Performance Award and the last three quarters of the first year performance portion of the 2009 Annual Equity Award (based on the Company’s performance in the first through the third quarters of fiscal 2010) were $170 million, $168 million and $171 million, and the quarterly EBITDA targets were $38.3 million, $36.7 million and $38.5 million. The quarterly revenue target for the first quarter of the second year performance portion of the 2009 Annual Equity Award and for the 2010 Performance Award (based on the Company’s performance in the fourth quarter of fiscal 2010) was $177 million and the quarterly EBITDA target was $38.8 million. For the four quarters of fiscal 2010, the Company achieved 112.4%, 122.7%, 134.8% and 143.7% of the quarterly revenue target and 129.0%, 151.5%, 170.3% and 210.9% of the quarterly EBITDA target. As a result, the named executive officers earned 120.7%, 137.1%, 152.3% and 177.3% of the performance-based equity awards for the four quarters of fiscal 2010, respectively.

50% of these Performance Awards are based on achieving at least 80% of the revenue goal and the other 50% is based on achieving at least 80% of the EBITDA goal. The Performance Awards, if any, are paid on a quarterly basis linearly above 80% of the targeted goals. For example, if the Named Executive Officer’s 2009 Performance Award is 10,000 RSUs and the Performance Award for a quarter is paid out at 100%, the Named Executive Officer would receive 2,500 RSUs.

At least 100% of both goals must be attained in order for the Performance Awards to be awarded over 100%. Each goal is evaluated individually and subject to the 80% achievement threshold and 100% over-achievement threshold. If 90% of the revenue goal and 85% of the EBITDA goal is achieved, the performance award for that quarter is paid out at 87.5%. If 90% of the revenue goal and 105% of the EBITDA is achieved, the EBITDA goal is capped at 100% and the performance award for that quarter is paid out at 95%. If 100% of the revenue goal and 120% of the EBITDA goal is achieved, the performance award for that quarter is paid out at 110% since both goals were achieved at 100% or more. The threshold payout represents 80% of the applicable Performance Awards and the target payout represents 100% of the applicable Performance Awards.

(7)	Represents 50% of the 2010 Annual Equity Awards, which vest in equal quarterly increments over three years, until such portion of the grant is fully vested on August 1, 2013. The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSUs vest and the shares are issued.

(8)	Represents the 2010 Retention Award, which vests 100% on August 1, 2013. The holder of this RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSUs vest and the shares are issued.

(9)	This column represents the aggregate grant date fair value of the RSUs treated as granted to Named Executive Officers in fiscal 2010, computed in accordance with ASC Topic 718. The grant date fair value of the Equity Incentive Plan Awards is calculated by multiplying the target payout number of RSUs by the closing price of the Common Stock on the applicable grant date, August 2, 2010 ($88.60) or October 16, 2009 ($42.63). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2010.

Outstanding Equity Awards at September 30, 2010

Stock Awards(1)
Equity
Incentive
			Equity	Plan
			Incentive	Awards:
			Plan	Market
			Awards:	or Payout
			Number of	Value of
			Unearned	Unearned
		Market	Shares,	Shares,
		Value of	Units or	Units or
	Number of	Shares or	Other	Other
	Shares or	Units of	Rights	Rights
	Units of	Stock That	That	That
	Stock That	Have Not	Have Not	Have Not
	Have Not	Vested	Vested	Vested
Name	Vested (#)	($)(6)	(#)	($)(9)

John McAdam	90,222(2)	$9,365,946	55,930(7)	$5,806,093
John Rodriguez	24,635(3)	$2,557,359	15,980(8)	$1,658,884
Karl Triebes	28,635(4)	$2,972,599	15,980(8)	$1,658,884
Edward J. Eames	28,635(4)	$2,972,599	15,980(8)	$1,658,884
Mark Anderson	47,385(5)	$4,919,037	15,980(8)	$1,658,884

(1)	No Option Awards were outstanding at September 30, 2010.

(2)	Comprised of the following equity awards; (i) 35,000 RSUs from the 2009 Annual Equity Award which vest in equal quarterly increments through August 1, 2011; (ii) 30,222 RSUs from the 2010 Annual Equity Award which vest in equal quarterly increments through August 1, 2013 as set forth in footnote (7) to the Grants of Plan-Based Awards in Fiscal 2010 Table; and (iii) 25,000 RSUs from the 2010 Retention Award which vest 100% on August 1, 2013 as set forth in footnote (8) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(3)	Comprised of the following equity awards: (i) 10,000 RSUs from the 2009 Annual Equity Award which vest in equal quarterly increments through August 1, 2011; (ii) 8,635 RSUs from the 2010 Annual Equity Award which vest in equal quarterly increments through August 1, 2013 as set forth in footnote (7) to the Grants of Plan Based Awards in Fiscal 2010 Table; and (iii) 6,000 RSUs from the 2010 Retention Award which vest 100% on August 1, 2013 as set forth in footnote (8) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(4)	Comprised of the following equity awards: (i) 10,000 RSUs from the 2009 Annual Equity Incentive Award which vest in equal quarterly increments through August 1, 2011; (ii) 8,635 RSUs from the 2010 Annual Equity Award which vest in equal quarterly increments through August 1, 2013 as set forth in footnote (7) to the Grants of Plan-Based Awards in Fiscal 2010 Table; and (iii) 10,000 RSUs from the 2010 Retention Award which vest 100% on August 1, 2013 as set forth in footnote (8) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(5)	Comprised of the following equity awards: (i) 18,750 RSUs from a grant on November 1, 2007 which vest in equal quarterly increments through November 1, 2011; (ii) 10,000 RSUs from the 2009 Annual Equity Award which vest in equal quarterly increments through August 1, 2011; (iii) 8,635 RSUs from the 2010

Annual Equity Award which vest in equal quarterly increments through August 1, 2013 as set forth in footnote (7) to the Grants of Plan-Based Awards in Fiscal 2010 Table; and (iv) 10,000 RSUs from the 2010 Retention Award which vest 100% on August 1, 2013 as set forth in footnote (8) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(6)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($103.81) on September 30, 2010.

(7)	Comprised of the following equity awards: (i) 25,708 RSUs from the 2009 Annual Equity Award which vest in quarterly increments during the period ending on August 1, 2011; and (ii) 30,222 RSUs from the 2010 Annual Equity Award which vest in quarterly increments during the period ending on August 1, 2013, subject to the Company achieving performance criteria and assuming target payout. The RSUs from the 2009 Annual Equity Award and the 2010 Annual Equity Award for which the performance criteria have not been established as of September 30, 2010 have been treated as outstanding for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(8)	Comprised of the following equity awards: (i) 7,345 RSUs from the 2009 Annual Equity Award which vest in quarterly increments during the period ending on August 1, 2011; and (ii) 8,635 RSUs from the 2010 Annual Equity Award which vest in quarterly increments during the period ending on August 1, 2013, subject to the Company achieving performance criteria and assuming target. The RSUs from the 2009 Annual Equity Award and the 2010 Annual Equity Award for which the performance criteria have not been established as of September 30, 2010 have been treated as outstanding for purposes of this Table but are not yet treated as granted under ASC Topic 718.

(9)	Calculated by multiplying the number of unearned RSUs that have not vested held by the Named Executive Officer by the closing price of the Common Stock ($103.81) on September 30, 2010.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)(2)

John McAdam	—	—	144,198	$9,279,289
John Rodriguez	—	—	41,684	$2,682,410
Karl Triebes	113,000	$3,769,183	41,684	$2,682,410
Edward J. Eames	—	—	41,684	$2,682,410
Mark Anderson	—	—	56,684	$3,625,685

(1)	Amount reflects the difference between the option exercise price and the market price of the Common Stock at the time of exercise multiplied by the number of shares.

(2)	Amounts reflect the closing price of the Common Stock on the day the stock award vested, multiplied by the number of shares.

Potential Payments Upon Termination or Change in Control

Each of our Named Executive Officers is an “at-will” employee, and his employment may be terminated any time with or without cause. During 2009, the Company entered into change of control agreements with each of our Named Executive Officers. These change of control agreements provide a protection period of two years after a change of control during which the Named Executive Officer’s annual base salary and annual target incentive bonus cannot be reduced. In addition, each change of control agreement entitles the executive officer to severance benefits if his employment with the Company is terminated within two years after a change of control of the Company, unless such termination is (i) due to death or total disability, (ii) by the Company for cause, or (iii) by the executive officer without good reason. The amount of severance payable to Mr. McAdam will be equal to two times, and in the case of the other Named Executive Officers one times, the sum of the executive officer’s (a) annual salary at the highest rate in effect in the 12 months preceding the change of control date and (b) highest annual target incentive bonus in effect in the 12 months preceding the change of control date. In addition, each Named Executive Officer will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs, and payment by the Company of premiums for health insurance benefit continuation for one year after termination of the Named Executive Officer’s employment, outplacement services for a period of up to 12 months with a cost to the Company of up to $25,000, and vesting of equity awards. The change of control agreements do not include a tax gross up payment provision. If payments under the change of control agreements or otherwise would subject a Named Executive Officer to the IRS parachute excise tax, the Company would then either (i) reduce the payments to the largest portion of the payments that would result in no portion of the payments being subject to the parachute excise tax or (ii) pay the full amount of such payments, whichever is better on an after-tax basis for the Named Executive Officer.

For purposes of the change of control agreements, a “change of control” is generally defined as (i) acquisition of beneficial ownership of at least 30% of our outstanding shares; (ii) the incumbent directors or those they approve cease to constitute a majority of the Board of Directors; (iii) a consummation of a reorganization, merger or consolidation unless, following such transaction: (A) more than 50% of the shares after the transaction are beneficially owned by individuals who owned shares prior to the transaction in substantially the same proportions, (B) the incumbent Board members constitute more than 50% of the members of the Board, and (C) no person newly acquires beneficial ownership of at least 30% of the shares; (iv) the sale or other disposition of all or substantially all of our assets unless the conditions described above in (A), (B) and (C) are satisfied with respect to the entity which acquires such assets; or (v) our liquidation or dissolution. In addition, the RSU and option grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs and options will accelerate and such RSUs and options will become fully vested. A “change in control” for those agreements issued prior to fiscal year 2009 is generally defined as (i) a sale of substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. No options were outstanding as of September 30, 2010.

The following table sets forth an estimate of the payments and benefits that each Named Executive Officer would have received if a change of control and change in control of the Company (“Change in Control”) occurred on September 30, 2010 and termination of employment occurred immediately thereafter.

2010 Potential Payments Upon Termination or Change in Control Table (1)

			Termination After
		Change in Control	Change in
Name	Benefit	($)	Control($)(4)

John McAdam	Severance Amount(2)	—	$2,247,002
	Prorated Target Bonus	—	$221,312
	Accelerated Vesting of RSUs(3)	$15,172,039	—
	Benefit coverage continuation	—	$13,885
	Outplacement services	—	$25,000

	Total	$15,172,039	$2,507,199

John Rodriguez	Severance Amount(2)	—	$349,818
	Prorated Target Bonus	—	$35,779
	Accelerated Vesting of RSUs(3)	$4,216,243	—
	Benefit coverage continuation	—	$12,649
	Outplacement services	—	$25,000

	Total	$4,216,243	$423,246

Karl Triebes	Severance Amount(2)	—	$612,185
	Prorated Target Bonus	—	$90,443
	Accelerated Vesting of RSUs(3)	$4,631,483	—
	Benefit coverage continuation	—	$20,359
	Outplacement services	—	$25,000

	Total	$4,631,483	$747,987

Edward J. Eames	Severance Amount(2)	—	$540,441
	Prorated Target Bonus	—	$89,824
	Accelerated Vesting of RSUs(3)	$4,631,483	—
	Benefit coverage continuation	—	$20,359
	Outplacement services	—	$25,000

	Total	$4,631,483	$675,624

Mark Anderson	Severance Amount(2)	—	$561,751
	Prorated Target Bonus	—	$93,366
	Accelerated Vesting of RSUs(3)	$6,577,921	—
	Benefit coverage continuation	—	$20,359
	Outplacement services	—	$25,000

	Total	$6,577,921	$700,476

(1)	Assumes termination or change in control occurred on September 30, 2010.

(2)	The Severance Amount is the product of (a) annual salary and annual target incentive bonus, times (b) two for Mr. McAdam and one for the other Named Executive Officers.

(3)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($103.81) on September 30, 2010.

(4)	Amounts in the column “Termination after Change in Control” reflect amounts payable to the Named Executive Officers if terminated within two years after a change of control. Note that the acceleration of RSUs occurs upon a Change in Control regardless of whether employment is terminated and such acceleration is shown in the column “Change in Control.”

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2010.

DIRECTOR COMPENSATION FOR FISCAL 2010

	Fees
	Earned or	Stock
	Paid in Cash	Awards	Total
Name(1)	($)(2)	($)(3)	($)

A. Gary Ames	$69,000	$200,016	$269,016
Deborah L. Bevier	$71,750	$200,016	$271,766
John Chapple	$2,391	—	$2,391
Karl D. Guelich	$75,500	$200,016	$275,516
Alan J. Higginson	$75,750	$200,016	$275,766
Scott Thompson	$60,500	$200,016	$260,516

(1)	John McAdam, the Company’s President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.

(2)	Represents the aggregate annual retainer, Board of Directors chair retainer, committee chair retainer, and Board of Directors and committee meeting amounts. Non-employee directors of the Company are currently paid $40,000 annually for their services as members of the Board of Directors. Chairs of the Audit, Compensation and Nominating, and Corporate Governance Committees are paid an additional $15,000, $10,000 and $7,500, respectively, annually. The Chairman of the Board of Directors receives an additional $15,000 paid annually. In addition, the non-employee directors of the Company are paid $1,500 for each in-person board meeting and $750 for each telephonic board meeting attended. Members of the Standing Committees, as well as any special committee or ad hoc committee established by the Board of Directors, are paid $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting attended. Directors receive cash fees in quarterly installments. Mr. Chapple joined the Board of Directors in September 2010. The following table provides a breakdown of fees earned or paid in cash:

		Board and
		Committee
	Annual	Chair	Meeting
	Retainers	Fees	Fees	Total
Name	($)	($)	($)	($)

A. Gary Ames	$40,000	$7,500	$21,500	$69,000
Deborah L. Bevier	$40,000	$10,000	$21,750	$71,750
John Chapple	$2,391	—	—	$2,391
Karl D. Guelich	$40,000	$15,000	$20,500	$75,500
Alan J. Higginson	$40,000	$15,000	$20,750	$75,750
Scott Thompson	$40,000	—	$20,500	$60,500

(3)	This column represents the aggregate grant date fair value of RSUs granted to directors in the applicable year computed in accordance with ASC Topic 718 and determined as of the grant date. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2010. On March 11, 2010, the Board of Directors approved the recommendations of the Compensation Committee that each non-employee director receive a grant on March 11, 2010 of RSUs representing the right to receive 3,138 shares of Common Stock under the 2005 Plan (with a grant date fair value of $200,016 in accordance with ASC Topic 718) which will fully vest on March 13, 2011 if the non-employee director continues to serve as a director on that date. As of September 30, 2010, these 3,138 RSUs awarded to each non-employee director were the only RSUs held by each such director which were not yet vested.

Report of the Audit Committee

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers, LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2010, matters relating to the Company’s internal controls over financial reporting, and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Accounting Officer.

The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report to Shareholders on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. The Board of Directors is recommending that shareholders ratify this selection at the Annual Meeting.

Members of the Audit Committee:

Karl D. Guelich, Chair
Deborah L. Bevier
Scott Thompson

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2010 and 2009:

	Years Ended September 30,
Fee Category	2010	2009

Audit Fees	$963,032	$918,935
Audit-Related Fees	$9,550	$10,000
Tax Fees	$32,008	$44,261
All Other Fees	—	—

Total Fees	$1,004,590	$973,196

Audit Fees.  Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and financial accounting and reporting standards, and other services related to registration statements and public offerings.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2010, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

The Audit Committee considered whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of non-audit services is and has been compatible with maintaining the independence of the Company’s external auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 7, 2011 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 7, 2011, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Number of
	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address(1)	Owned(2)	Outstanding(2)

BlackRock, Inc.(3)	5,685,883	7.04
40 East 52nd Street, New York, New York 10022
FMR LLC (4)	4,224,841	5.23
82 Devonshire Street, Boston, Massachusetts 02109
John McAdam(5)	340,313	*
John Rodriguez(6)	8,112	*
Karl Triebes(6)	3,220	*
Edward J. Eames(6)	6,157	*
Mark Anderson(7)	7,528	*
A. Gary Ames	18,936	*
Deborah L. Bevier	5,412	*
John Chapple	0
Karl D. Guelich	15,121	*
Alan J. Higginson	25,336	*
Scott Thompson	21,556	*
All directors and executive officers as a group (14 people)(8)	469,083	*

*	less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire beneficial ownership within 60 days after January 7, 2011. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)	As reported by BlackRock, Inc. in a Schedule 13G filed on January 29, 2010.

(4)	As reported by FMR LLC in a Schedule 13G filed on February 16, 2010.

(5)	Includes 11,269 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 7, 2011. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(6)	Includes 3,220 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 7, 2011. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(7)	Includes 6,970 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 7, 2011. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

(8)	Includes 37,559 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 7, 2011. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnotes (4) and (5) to the Grants of Plan-Based Awards in Fiscal 2010 Table.

Equity Compensation Plan Information

The following table provides information as of September 30, 2010 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Column C
Number of
securities remaining
available for
	Column A			future issuance
	Number of			under equity
	securities to			compensation plans
	be issued		Column B	(total securities
	upon exercise		Weighted-average exercise	authorized but
	of outstanding		price of	unissued under
	options and		outstanding options	the plans,
Plan Category	rights		and rights(3)	less Column A)

Equity compensation plans approved by security holders(1)	2,195,873	(2)	$14.28	6,265,179	(4)
Equity compensation plans not approved by security holders(5)	341,090		$12.91	0

Total	2,536,963		$13.51	6,265,179

(1)	Consists of the F5 Networks, Inc. Amended and Restated 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), and the 2005 Plan. No additional options may be granted under the 1998 Equity Incentive Plan.

(2)	Includes 212,065 shares issuable upon vesting of outstanding options and 1,983,808 shares issuable upon vesting of outstanding RSUs granted under the 2005 Plan.

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs or stock bonuses, which have no exercise price.

(4)	Includes 1,974,462 shares reserved for issuance under the Employee Stock Purchase Plan.

(5)	Consists of the F5 Networks, Inc. 2000 Employee Equity Incentive Plan (the “2000 Equity Incentive Plan”), F5 Networks, Inc. uRoam Acquisition Equity Incentive Plan (the “uRoam Equity Incentive Plan”), F5 Networks, Inc. MagniFire Acquisition Equity Incentive Plan (the “MagniFire Equity Incentive Plan”), F5 Networks, Inc. Assumed Acopia Networks Inc. 2001 Stock Incentive Plan (the “Acopia 2001 Plan”) and F5 Networks, Inc. Acopia Acquisition Equity Incentive Plan (the “Acopia Acquisition Plan”). The material features of each of these equity compensation plans are set forth in note 7 in our financial statements, “Summary of Significant Accounting Policies — Shareholders’ Equity” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2010. As of the date of assumption of the Acopia 2001 Plan, there were options to purchase 426,821 shares outstanding under the Acopia 2001 Plan, with a weighted average exercise price of $18.94. The Company terminated the 2000 Equity Incentive Plan, Acopia 2001 Plan and the Acopia Acquisition Plan effective November 1, 2008 and no additional shares may be issued from those Plans. In addition, no additional options may be granted under the uRoam Equity Incentive Plan or the MagniFire Equity Incentive Plan.

Section 16 (a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners who own more than 10% of any class of equity security registered under Section 12 of the Exchange Act are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that, during fiscal 2010, all such SEC filing requirements were satisfied with the exception of one late Form 4 filed by Alan J. Higginson with respect to a reportable transaction during fiscal 2010.

PROPOSAL 1:  ELECTION OF ONE CLASS I AND TWO CLASS III DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of one Class I director to serve until the annual meeting of shareholders for fiscal year 2011, and until his successor is elected and qualified, and two Class III directors to serve for three-year terms until the annual meeting of shareholders for fiscal 2013 and until their successors are elected and qualified. The Board of Directors has unanimously nominated John Chapple for re-election to the Board of Directors as a Class I director, and A. Gary Ames and Scott Thompson for re-election to the Board of Directors as Class III directors. Each nominee has indicated that he is willing and able to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than one nominee for a Class I director and two nominees for Class III directors at the Annual Meeting.

Majority Vote Standard for Director Election

The Company’s Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. A share whose ballot is marked as withheld, which is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction shall not be considered a vote cast. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceed the number of directors to be elected.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Nominating and Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in an uncontested election and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and within ninety (90) days after the certification of the shareholder vote will disclose publicly its decision. No director who fails to receive a majority vote in an uncontested election will participate in the Nominating and Corporate Governance Committee’s recommendation or Board of Directors’ decision about filling his or her office.

For additional information, the complete Bylaws are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES.

Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

PROPOSAL 2.  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors requests that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. The Company expects that representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011. If the shareholders do not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company is presenting this proposal which gives shareholders the opportunity to endorse or not endorse our executive compensation programs through an advisory vote for or against the following resolution:

“RESOLVED, that the Company’s shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the proxy statement.”

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” beginning at page 14, our executive compensation programs are designed to directly link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs have achieved these objectives and the Board of Directors urges shareholders to approve the compensation of our named executive officers by voting FOR the resolution set forth above. In deciding how to vote on this proposal, the Board of Directors urges you to consider the following factors:

The Company’s Outstanding Operating Results

•	Our share price has risen 162%, 179% and 378% as of September 30 over the past one, three and five year time periods. Comparable growth rates for the Nasdaq Composite Index were 12%, -12% and 11% respectively and for the Nasdaq Computer Index, 16%, -1% and 26% respectively. The one and three year average growth rates as of June 30 for the Peer Group Companies were 26% and -6%.

•	Annual revenue in fiscal year 2010 was $882.0 million, a year-over-year increase of 35%.

•	Product revenue grew 38% year over year and the Company’s services business continued its strong performance, with deferred revenue increasing 42% year-over-year.

•	Cash flow from the Company’s operating activities in fiscal year 2010 was $314 million, which included $86 million in the fourth quarter, the highest quarterly cash flow from operations in the Company’s history.

•	The Company continued to maintain a very strong balance sheet, with no debt and $862 million in cash and investments at the end of fiscal 2010.

•	Net income was $151.2 million ($1.86 per diluted share), an increase of 65% year over year.

•	The Company continued to improve its gross margins and operating margins throughout fiscal year 2010.

The Company’s Technology and Market Share Leadership

•	In fiscal year 2010, we launched a wide-range of new products designed to capitalize on key industry trends including versions 10.1 and 10.2 of our proprietary Traffic Management Operating System; new high-performance blades for VIPRION, our chassis-based application delivery controller; two new application delivery controllers, BIG-IP 8950 and BIG-IP 11050, a software-only version of BIG-IP Local Traffic Manager; and two new software modules, Application Policy Manager and the WAN Optimization Module.

•	The Company continued to increase its share of the application delivery controller market and maintain its position as the market leader.

Awards and Company Recognition

•	The Company was added to the S&P 500 index in December 2010

•	The Company was selected for FORTUNE magazine’s 2010 list of the 100 Fastest-Growing Companies, and for the second year, FORBES magazine’s List of Top 100 Small Companies.

•	The Company was listed in “The Twenty Companies Wall St. Can Trust The Most” based on The Audit Integrity Accounting and Governance Risk scores tabulated by Audit Integrity, Inc.

•	The Company is regularly recognized as one of the outstanding employers and top technology companies in Western Washington.

Compensation Programs

•	We emphasize pay for performance and correlate executive compensation with the Company’s business objectives and performance, and the creation of shareholder value.

•	Our compensation programs do not encourage excessive or unnecessary risks that could have a material adverse effect on the Company’s value or operating results.

•	We conduct an annual review of our executive compensation programs and utilize peer and survey group data to evaluate these program and to ensure that they achieve the desired goals and objectives.

•	We lengthened to three years the vesting period for the annual equity awards issued to the executive officers and adopted stock ownership guidelines for our executive officers to further ensure that the interests of the executive officers are aligned with those of our shareholders.

As an advisory vote, this proposal is not binding on the Company. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED DISCLOSURES

PROPOSAL 4.  ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the Company should include an advisory vote on the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables and related disclosures in the proxy statement) once every one year, two years, or three years.”

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation be conducted every three years for the following reasons:

•	Our executive compensation program is designed to link executive officer compensation to, and reward our executive officers for, improvements in the Company’s financial performance and the creation of long-term shareholder value. The annual equity awards to the Company’s executive officers in fiscal 2010 are based on three year performance and service periods. In addition, the Incentive Plan for our executive officers is based on financial targets the Board believes are fundamental to the creation of long-term shareholder value and further align the interests of the executive officers with the interests of our shareholders. The Board believes shareholders can best judge the effectiveness of our executive compensation programs and philosophy over a three-year cycle, and that a one- or two-year cycle may undermine the long-term focus which has been central to our compensation philosophy.

•	A three-year cycle provides the Board of Directors adequate time to consider the results of the vote, and respond to any issues raised regarding our executive compensation programs. The Board of Directors and Compensation Committee are committed to the careful and thoughtful design and administration of our executive compensation programs. An advisory vote every three years will be the most effective time frame for the Company to respond to any issues raised by shareholders, consider possible changes to these programs, and further evaluate the effectiveness of these programs. The Board believes it would require at least one or two full fiscal years for the Company and our shareholders to evaluate the effectiveness of any modifications or other changes to our executive compensation programs. Holding this advisory vote more frequently than every three years could render the vote less meaningful by not allowing enough time for the Company to fully respond to the advisory vote and for the shareholders to evaluate the effectiveness of this response before the next vote occurs.

•	We are committed to strong and responsive corporate governance. The Board of Directors is committed to maintaining a strong corporate governance system and being responsive and accountable to our shareholders. Shareholders can provide input to the Board of Directors on executive compensation or other matters as described above under “Communications with Directors,” or in person by attending our annual meeting of shareholders.

For the purposes of this Proposal 4, the Company will treat the option selected by the affirmative vote of a plurality of shares present and entitled to vote as the option approved by the shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of

Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE OPTION OF ONCE EVERY THREE YEARS FOR THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR 2011

The Company’s Bylaws provide that advance notice of a shareholder’s proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting, and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (C) the class and number of shares of the Company which are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act, in such shareholder’s capacity as a proponent of a shareholder proposal.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Annual Meeting for fiscal year 2011 must submit the proposal to the Company no earlier than November 15, 2011 and no later than December 15, 2011. Shareholders who intend to present a proposal at the Annual Meeting for fiscal year 2011 without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than December 15, 2011 or management of the Company will have discretionary voting authority at the fiscal year 2011 annual meeting with respect to any such proposal without discussion of the matter in the proxy statement for such meeting. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and Annual Reports to Shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.

This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to Shareholders for fiscal 2010 (the “2010 Annual Report”) and this Proxy Statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.

The 2010 Annual Report and this Proxy Statement may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website at www.f5.com. The Company will deliver promptly upon written or oral request a separate copy of the 2010 Annual Report and this Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2010 Annual Report or this Proxy Statement, shareholders should contact the Company at: Investor Relations, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s Annual Report to Shareholders or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s Annual Report to Shareholders or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your broker, nominee or other holder of record to request information about householding.

By Order of the Board of Directors

Jeffrey A. Christianson
Senior Vice President, General Counsel and Secretary

Directions to the Annual Meeting of Shareholders of F5 Networks, Inc.
351 Elliott Avenue West | Seattle, Washington 98119 | (206) 272-5555

From Interstate 5 North and South:

•	Exit at Mercer Street.

•	At bottom of ramp, veer right.

•	At next light, turn left (Valley Street).

•	Continue on this street (it will become Broad Street) until you reach Denny Way (gas station on the left).

•	Turn right onto Denny Way. As you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

From State Route 99 (Aurora Avenue) North:

•	Exit 99 at Denny Way; take a right at the top of the ramp.

•	Follow Denny Way for approximately 1.5 miles; as you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

From State Route 99 (Aurora Avenue) South:

•	Follow 99 across waterfront area; exit at Western Avenue.

•	Continue up Western Avenue which will run into Elliott Avenue West at Denny Way.

•	Proceed straight through the intersection at Denny Way and on to Elliott Avenue West. Continue about two blocks and turn left on W. Harrison Street. Proceed to the underground parking garage.

Parking — 351 and 401 Elliott Avenue West, Seattle, WA 98119:

Parking will be provided at the 351 and 401 Elliott Avenue West entrance located at W. Harrison Street. To get to the parking garage follow the driving directions above to W. Harrison Street and take a left. Proceed through the turnaround and park in the underground garage. Follow the signs to the 351 Elliott Ave. West building elevator. Take the elevator up to the first floor to the conference room. Bring your parking ticket for validation.

F5 NETWORKS, INC.
ANNUAL MEETING OF SHAREHOLDERS
March 14, 2011
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John McAdam and Jeffrey A. Christianson (collectively, the “proxies”), and each of them, with full power of substitution, as proxies to vote at the annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2010, to be held on March 14, 2011 at 11:00 a.m., local time, at F5 Networks, Inc., 351 Elliott Avenue West, Seattle, Washington 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in his discretion upon such other matters as may come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(TO BE SIGNED ON REVERSE SIDE)

[F5 LOGO]
F5 NETWORKS, INC.
401 ELLIOTT AVENUE WEST
SEATTLE, WASHINGTON 98119
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
F5 NETWORKS, INC.
Vote on Directors

1.	Election of One Class I Director Nominee:	For	Against	Abstain
	1a. John Chapple	[ ]	[ ]	[ ]

	Election of Two Class III Directors Nominees:	For	Against	Abstain
	1b. A. Gary Ames	[ ]	[ ]	[ ]
	1c. Scott Thompson	[ ]	[ ]	[ ]

The Board of Directors recommends you vote FOR the nominees.

Vote On Proposals		For	Against	Abstain

2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote FOR Proposal 2

3.	To approve an advisory vote on compensation of our named executive officers.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote FOR Proposal 3

		1 Year	2 Years	3 Years	Abstain
4.	To recommend an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.	[ ]	[ ]	[ ]	[ ]

The Board of Directors recommends you vote FOR 3 YEARS.

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR 3 YEARS FOR PROPOSAL 4.
Please note that brokers may no longer vote the shares on the election of directors or on the advisory votes on compensation without specific instructions from you as to how to vote. Please vote your proxy so your vote can be counted.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date